AMENDMENT TO CONSULTING AGREEMENT

This is an Amendment to the Consulting Agreement entered into between **Life Stem Genetics, Inc.**, a South Dakota corporation, having its principal offices at Las Vegas, Nevada, (hereinafter referred to as "**Company**"), and **James Vanden Bosch** doing business as J. Bosch Consulting in the State of Florida, an independent contractor (hereinafter referred to as "**Consultant**") on December 18, 2012 and amended on February 8, 2013 together known as the "Agreement".

The parties agree to amend the Agreement by making the Commencement Date of the Agreement:

"December 1, 2013, or if the Company receives project funding prior to that date, then at an earlier date to be agreed upon by the parties."

Agreed to by the parties:

For the Consultant
Date: September 10, 2013

JAMES VANDEN BOSCH
Consultant

For the Company
Date: September 10, 2013

GLORIA SIMOV, President